Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Second Quarter 2008 Diluted Earnings per Share from Continuing Operations of $0.81, up 47 Percent

Highlights:

•	Energy Production Systems’ revenue up 31 percent with subsea sales up 35 percent

•	Energy Production Systems’ operating profit up 50 percent

•	Company anticipates spin-off of JBT Corporation will occur on July 31, 2008 after market close

•	Company increases guidance for full-year 2008 diluted earnings per share from continuing operations, excluding JBT Corporation, by $0.20 to a range of $2.60 to $2.70

HOUSTON, July 24, 2008 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2008 revenue of $1.5 billion, up 27 percent over the second quarter of 2007. Diluted earnings per share from continuing operations were $0.81, up 47 percent from $0.55 per diluted share in the prior-year quarter.

The diluted earnings per share of $0.81 for the second quarter included a $0.04 per share charge associated with the planned spin-off of JBT Corporation (JBT) and a $0.05 per share gain associated with the non-cash mark-to-market of foreign currency contracts. JBT, which is comprised of the FoodTech and Airport Systems businesses, is planned to be spun-off to FTI shareholders on July 31, 2008 after market close.

In the quarter, inbound orders for the company totaled $1.4 billion, of which $1.2 billion was in Energy Systems. Backlog was $5.0 billion, including $4.6 billion in Energy Systems.

Operating profit in Energy Systems was strong, up 50 percent in Energy Production Systems and up 23 percent in Energy Processing Systems from the second quarter of 2007.

“We are very pleased with our second quarter results and with the progression of the JBT spin-off,” said Peter D. Kinnear, President and Chief Executive Officer. “We are increasing our full-year estimate of 2008 FTI diluted earnings per share, excluding JBT, by $0.20 to a range of $2.60 to $2.70. Our new guidance projects year-over-year growth of approximately 36% over the 2007 pro forma diluted earnings of $1.95 per share excluding JBT.”

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Energy Production Systems

Energy Production Systems’ second quarter revenue of $947.7 million increased 31 percent over the prior-year quarter due mainly to increased subsea systems sales. Revenue for subsea systems was a record $779 million for the quarter, up 35 percent from the prior-year quarter. Surface wellhead revenue was up over 20 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $104.9 million increased 50 percent over the prior-year quarter. The increase was mainly due to higher volume and operating margin in subsea systems. Operating margin in the segment was 11.1 percent for the quarter.

Energy Production Systems’ inbound orders were $987.3 million for the second quarter including $794 million in subsea systems. Backlog of $4.3 billion was up 60 percent from the prior-year quarter and included $3.9 billion in subsea backlog.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue of $220.8 million was 20 percent higher than the prior-year quarter. Each business in the segment recorded revenue improvements over the prior-year quarter mostly on higher volume of oil and gas infrastructure products.

Energy Processing Systems’ second quarter operating profit of $42.9 million was 23 percent higher than the prior-year quarter. The improvement was due to the higher volume.

Energy Processing Systems’ inbound orders were $203.5 million for the second quarter. Backlog was $367.2 million, up nine percent from the prior-year quarter.

FoodTech

FoodTech’s revenue of $159.9 million in the second quarter was up four percent from the prior-year quarter. Operating profit of $15.9 million was up 27 percent from the prior-year quarter due to higher operating margins. Inbound orders totaled $147.1 million in the quarter. Backlog was $153.2 million, down 12 percent from the prior-year quarter.

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Airport Systems

Airport Systems’ second quarter revenue of $117.1 million was up 37 percent compared to the second quarter of 2007 due to higher volume of ground support equipment. Second quarter operating profit of $10.5 million was up 84 percent from the prior-year quarter due to the higher volume. Inbound orders totaled $98.8 million in the quarter. Backlog was $187.6 million, down 15 percent from the prior-year quarter.

JBT Corporation

JBT, which is comprised of FoodTech and Airport Systems, is planned to be spun-off to FTI shareholders on July 31, 2008 after market close. JBT is expecting to hold its second quarter 2008 earnings conference call on August 12, 2008. Current information and further details can be found at www.jbtcorporation.com.

Corporate Items

Corporate expense in the second quarter of 2008 was $9.9 million, $0.9 million above the prior-year quarter.

During the quarter, the company incurred $5.5 million in expenses, or $0.04 per share, associated with the efforts to spin-off its FoodTech and Airport Systems businesses. Of the $5.5 million, $0.3 million was in corporate staff expense and $5.2 million was in other expense, net.

Other expense, net, of $6.0 million increased $2.1 million from the second quarter of 2007. The company also incurred a non-cash, mark-to-market gain on foreign currency forward contracts of $11.2 million, or $0.05 per share, compared to a gain in the prior-year quarter of $5.2 million. It is expected that the foreign currency forward contracts will be held to maturity and that the mark-to-market gains and losses will reverse over the life of the contracts netting to zero upon maturity.

The company ended the quarter with net debt of $48.2 million. Net interest income was $0.1 million in the second quarter as compared to a $3.7 million net interest expense in the second quarter of 2007.

In the quarter, the company repurchased 1.2 million shares of common stock for $81 million.

Depreciation and amortization for the second quarter of 2008 was $24.0 million, up from $20.9 million in the prior-year quarter.

Capital expenditures during the second quarter of 2008 totaled $43.4 million, up from $41.4 million in the prior-year quarter due mainly to investment in subsea intervention assets.

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The company recorded an income tax rate of 33.2 percent for continuing operations in the second quarter. The higher than expected tax rate was due to country mix and the limited deductibility of spin-off expenses.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.81, up 47 percent from the prior-year quarter. This result included a $0.04 per share charge associated with JBT spin-off costs and a $0.05 per share gain associated with the non-cash mark-to-market of foreign currency contracts. The spin-off of JBT is planned for July 31, 2008 after market close.

Energy Production Systems’ and Energy Processing Systems’ operating profits were up 50 percent and 23 percent, respectively, over the second quarter of 2007. Total company backlog was $5.0 billion, including $4.6 billion in Energy Systems.

The company increased its estimate for its full year 2008 diluted earnings per share from continuing operations, excluding JBT, by $0.20 to a range of $2.60 to $2.70. This guidance represents year-over-year growth of approximately 36% on a comparable basis.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

John Bean Technologies Corporation (“JBT”) is a leading global technology solutions provider to high-value segments of the food processing and air transportation industries. The Company designs, manufactures, tests and services technologically sophisticated systems and products for customers through its JBT FoodTech and JBT AeroTech segments. For more information visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2008 conference call at 9:00 a.m. (Eastern Daylight Time) on Friday, July 25, 2008. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenue	$1,454.4	$1,149.0	$2,748.5	$2,129.9

Costs and expenses	1,294.2	1,039.8	2,466.0	1,928.4

	160.2	109.2	282.5	201.5

Other income (expense), net	(1.4)	1.0	(3.4)	2.8

Minority interests	(0.5)	0.2	(1.0)	(0.4)

Income before net interest expense and income taxes	158.3	110.4	278.1	203.9
Net interest income (expense)	0.1	(3.7)	0.1	(5.6)

Income from continuing operations before income taxes	158.4	106.7	278.2	198.3

Provision for income taxes	52.6	33.7	91.2	63.1

Income from continuing operations	105.8	73.0	187.0	135.2

Income (loss) from discontinued operations, net of tax	—	(0.2)	0.3	(1.1)

Net income	$105.8	$72.8	$187.3	$134.1

Basic Earnings per share:

Income from continuing operations	$0.82	$0.56	$1.45	$1.02
Income (loss) from discontinued operations	—	—	—	(0.01)

Basic earnings per share	$0.82	$0.56	$1.45	$1.01

Diluted Earnings per share:
Income from continuing operations	$0.81	$0.55	$1.43	$1.00
Income (loss) from discontinued operations	—	—	—	(0.01)

Diluted earnings per share	$0.81	$0.55	$1.43	$0.99

Weighted average shares outstanding:
Basic	128.4	130.2	129.3	132.4

Diluted	130.4	132.8	131.2	134.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Revenue

Energy Production Systems	$947.7	$721.5	$1,801.7	$1,331.5
Energy Processing Systems	220.8	184.0	424.6	357.2
Intercompany eliminations	(0.6)	(0.5)	(1.7)	(0.8)

Subtotal Energy Systems	1,167.9	905.0	2,224.6	1,687.9
FoodTech	159.9	153.6	307.1	274.9
Airport Systems	117.1	85.2	224.6	157.9
Other revenue (1) and intercompany eliminations	9.5	5.2	(7.8)	9.2

	$1,454.4	$1,149.0	$2,748.5	$2,129.9

Income before income taxes

Segment operating profit
Energy Production Systems	$104.9	$70.1	$200.0	$132.0
Energy Processing Systems	42.9	35.0	82.1	65.2

Subtotal Energy Systems	147.8	105.1	282.1	197.2
FoodTech	15.9	12.5	29.0	22.2
Airport Systems	10.5	5.7	18.1	8.8

Total segment operating profit	174.2	123.3	329.2	228.2

Corporate items
Corporate expense	(9.9)	(9.0)	(18.8)	(16.9)
Other revenue and other expense, net (1)	(6.0)	(3.9)	(32.3)	(7.4)
Net interest expense	0.1	(3.7)	0.1	(5.6)

Total corporate items	(15.8)	(16.6)	(51.0)	(29.9)

Income from continuing operations before income taxes	$158.4	$106.7	$278.2	$198.3

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Inbound Orders
Energy Production Systems	$987.3	$1,086.6	$1,900.4	$1,964.5
Energy Processing Systems	203.5	188.7	461.3	388.6
Intercompany eliminations	(0.6)	(0.9)	(1.2)	(1.7)

Subtotal Energy Systems	1,190.2	1,274.4	2,360.5	2,351.4
FoodTech	147.1	142.1	295.9	287.7
Airport Systems	98.8	130.7	185.6	224.9
Other orders and intercompany eliminations	9.4	6.0	(8.1)	9.8

Total inbound orders	$1,445.5	$1,553.2	$2,833.9	$2,873.8

	June 30
	2008	2007
Order Backlog
Energy Production Systems	$4,261.2	$2,660.7
Energy Processing Systems	367.2	337.5
Intercompany eliminations	(0.7)	(1.2)

Subtotal Energy Systems	4,627.7	2,997.0
FoodTech	153.2	173.4
Airport Systems	187.6	219.7
Intercompany eliminations	(1.5)	(1.0)

Total order backlog	$4,967.0	$3,389.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$278.2	$129.5
Trade receivables, net	985.5	956.6
Inventories	782.2	675.2
Other current assets	622.7	340.3
Assets of discontinued operations	2.5	2.4

Total current assets	2,671.1	2,104.0

Property, plant and equipment, net	647.8	579.1
Goodwill	180.7	172.6
Intangible assets, net	99.3	100.8
Investments	36.7	33.6
Other assets	263.7	221.0

Total assets	$3,899.3	$3,211.1

Short-term debt and current portion of long-term debt	$12.8	$6.2
Accounts payable, trade and other	567.0	504.3
Advance payments and progress billings	839.4	766.8
Other current liabilities	677.5	504.7
Liabilities of discontinued operations	2.5	3.3

Total current liabilities	2,099.2	1,785.3

Long-term debt, less current portion	303.0	112.1
Other liabilities	355.5	292.1
Common stock	1.4	1.4
Other stockholders’ equity	1,140.2	1,020.2

Total liabilities and stockholders’ equity	$3,899.3	$3,211.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from Continuing Operations	$187.0	$135.2
Depreciation and amortization	45.7	40.2
Trade accounts receivable, net	4.7	(69.2)
Inventories	(94.8)	(102.3)
Accounts payable, trade and other	27.5	20.6
Advance payments and progress billings	32.8	161.6
Other	(20.7)	(58.3)

Net cash provided by operating activities of continuing operations	182.2	127.8

Cash (required) provided by operating activities of discontinued operations	(2.3)	3.1

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(90.5)	(71.2)
Proceeds on disposal of assets and other	1.6	63.6
Acquisitions	—	(44.9)

Net cash required by investing activities of continuing operations	(88.9)	(52.5)

Cash provided by investing activities of discontinued operations	0.7	—

Cash provided (required) by financing activities:
Net issuance of debt	196.3	214.3
Issuance of capital stock	4.5	6.9
Purchase of stock held in treasury	(169.8)	(224.1)
Excess tax benefits	20.9	9.3
Other	—	0.3

Net cash provided by financing activities	51.9	6.7

Effect of changes in foreign exchange rates on cash and cash equivalents	5.1	2.8

Increase in cash and cash equivalents	148.7	87.9
Cash and cash equivalents, beginning of period	129.5	79.5

Cash and cash equivalents, end of period	$278.2	$167.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	For the six months ended June 30, 2008	For the year ended December 31, 2007
Revenue	$2,218.2	$3,641.5
Costs and expenses	1,970.7	3,265.8

	247.5	375.7
Other (expense) income, net	(5.3)	29.8
Minority interests	(1.0)	(1.1)

Income before net interest expense and income taxes	241.2	404.4
Net interest income (expense)	0.1	(9.3)

Income from continuing operations before income taxes	241.3	395.1
Provision for income taxes	73.3	134.5

Income from continuing operations	$168.0	$260.6

Basic Earnings per share:
Income from continuing operations	$1.30	$1.98

Diluted Earnings per share:
Income from continuing operations	$1.28	$1.95

Weighted average shares outstanding:
Basic	129.3	131.3

Diluted	131.2	133.8